                                                                    Exhibit 4.24

                              [English Translation]

                      TELECOMMUNICATIONS SERVICES AGREEMENT

This Agreement was entered into on 27 April 2002 in Chengdu City, Sichuan Province, the People's Republic of China (hereinafter the "PRC") by and between:

Sichuan Mobile Communication Company Limited (hereinafter referred to as "PARTY A"),
Address: 19 Qing Yang Zheng Jie, Chengdu City

And

Sichuan Communications Service Company (hereinafter referred to as "PARTY B"),
Address: Qing Yang Zheng Jie, Chengdu City

WHEREAS:

1. Party A, a limited liability company duly established and in good standing under the laws of the PRC, has the legal right to engage in the construction of and investment in mobile telecommunications networks and operate mobile telecommunications and other telecommunications businesses;

2. Party B, a state-owned enterprise duly established and in good standing under the laws of the PRC, has the legal right to engage in telecommunications services and other related services;

3. To facilitate the development of its mobile telecommunications business and engage in standard production and operating activities, Party A requires certain telecommunications services from Party B;

4. Both parties wish to conclude fair and reasonable arrangements whereby Party B will render the relevant telecommunications services to Party A.

THEREFORE, this Agreement was concluded by and between Party A and Party B, on the basis of mutual and equitable benefit and after amicable consultation, on the following terms and conditions:

ARTICLE 1.        SERVICES SPECIFICATIONS AND BASIC PRINCIPLES

1.1 For the purpose of this Agreement, the "Telecommunications Services" means part or all of the following services rendered by Party B to Party A:

         (1)      The planning and design of telecommunications facilities;

         (2) The construction of telecommunications facilities (exclusive of telecommunication lines and ducts construction);

         (3)      Telecommunication lines and ducts construction;

         (4)      The utilization of supplied assets and materials.

1.2 As the Telecommunications Services are to be rendered by Party B to Party A for a consideration, Party B may charge reasonably on the basis of fair market principles for its services, and Party A shall make payment accordingly.

1.3 The terms on which Party B renders the Telecommunications Services to Party A shall not be inferior to those extended by Party B to any third party for the same or similar services.

1.4 If, without Party B's fault, Party B is unable to provide, or is unable to completely provide, the Telecommunications Services, Party B shall give notice to Party A in a timely manner, and shall use its best efforts to assist Party A to obtain the same or similar services from other channels.

1.5 The Telecommunications Services shall be rendered for such intended purposes as both parties may specify and shall conform to relevant state-mandated standards (if any).

1.6 Party B may delegate a third party (including its subsidiaries) to provide certain of the Telecommunications services specified under this agreement to Party A on behalf of Party B, subject to obtaining the prior written consent of Party A.

1.7 Should a breach of this Agreement by any party cause a loss to the other party, the breaching party shall be responsible for the payment of damages to the other party to compensate for the full amount of such loss. However, neither party shall be liable for any loss caused from force majeure.

1.8 Each party shall provide all reasonable and necessary further assistance to the other party during the course of the performance of this Agreement.

1.9 Additional terms of agreement on the Telecommunications Services are contained in the various appendices attached to this Agreement.

ARTICLE 2                  PRICING PRINCIPLES AND PAYMENT

2.1 Service charges shall be determined according to the following principles:

         (1) If there are any prevailing state-mandated or local prices fixed by the state or local governments (as amended from time to time), such prices shall apply, or;

         (2) If there are any prevailing state-mandated or local prices fixed by the state or local governments (as amended from time to time), market prices negotiated and agreed upon by both parties shall apply.

         On basis of the above principles, the particular pricing and/or charging criteria hereunder are enclosed in the relevant appendices hereinto; the prices of the Telecommunications Services stipulated in the relevant official pricing documents as enclosed on the appendices hereinto are upper limits, and both parties shall sign the relevant services agreements on basis of market prices that do not exceed such upper limits.

2.2 The particular sum of the service charges hereunder shall be calculated according to such relevant PRC accounting standards as are applicable from time to time.

2.3 Party A shall make timely payment for the relevant services obtained from Party B, according to the pricing principles and standards provided for in this Agreement and its appendices.

2.4 Unless otherwise provided in the appendices to this Agreement, if Party A fails to make payment to Party B within such period as has been agreed upon by both parties, then Party A shall pay Party B a late payment penalty calculated at 0.05% of the unpaid amount, for each day of the late payment; if the late payment exceeds 60 days, Party B may give Party A written notice to terminate further services. If after 30 days of Party A's receipt of the written notice, Party A still has not paid the said service charges, then Party B may, without prejudice to any other rights and obligations already accrued or incurred to it under this Agreement, terminate the said services.

ARTICLE 3                  TERM OF THIS AGREEMENT

3.1      This Agreement is valid until 31 December 2002.

3.2 Subject to compliance with applicable laws and regulations, this Agreement shall automatically be extended for a further year upon the expiration of this Agreement or the expiry of any extension hereof, unless Party A gives written notice to terminate this Agreement 60 days before such expiration.

ARTICLE 4                  REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1 Party A and Party B separately represent and warrant that this Agreement is valid and binding on both parties.

4.2 Party B shall ensure the recruitment of sufficient qualified employees to provide satisfactory telecommunications services stipulated under this Agreement.

4.3 Party B shall ensure that its employees are prepared to receive and provide sufficient instructions and explanations relating to the Telecommunications Services, and that the services are rendered with reasonable care and skill, such that the services can meet the standards required by Party A, and warrants that no harm will be caused to Party A by the acts or omissions of the Party B employees responsible for rendering the services.

4.4 Party A warrants that it will, in accordance with the provisions of this Agreement, accept the Telecommunications Services rendered by Party B and pay various charges, and that no harm will be caused to Party B by the acts or omissions of Party A.

ARTICLE 5                  FORCE MAJEURE

5.1 If, due to a force majeure event, the occurrence of which is unpredictable and the consequences of which are unavoidable and insurmountable, either party is prevented from performing this Agreement or the relevant obligations under its appendices in accordance with the agreed provisions, the affected party shall immediately give notice to the other party, and shall, within 15 days, provide the relevant detailed information and valid documents of proof evidencing the grounds for non-performance, partial performance, or withheld performance of the relevant obligations under this Agreement or its appendices. Depending upon the extent to which the performance may be affected by the force majeure event, both parties shall discuss and agree whether or not to terminate, partially excuse, or delay the performance of the obligations concerned.

ARTICLE 6                  CONFIDENTIALITY

6.1 Unless otherwise required by the relevant laws or supervisory and regulatory authorities, neither party shall provide or divulge to any other company, enterprise, organization or individual any information or data concerning the contents of this Agreement or relating to the business of the other party, unless the prior written consent of the other party has been obtained (and such consent shall not be unreasonably refused or withheld).

ARTICLE 7                  ASSIGNMENT

7.1 Without the prior written consent of the other party, neither party may assign or delegate any right or obligation accruing to it under this Agreement.

ARTICLE 8                  NO WAIVER

8.1 Unless otherwise provided by law, any failure to exercise, or delay in exercising any right, power or privilege to which a party is entitled under this Agreement shall not be construed as a waiver of such right, power, or privilege, and any partial exercise of such right, power, or privilege shall not prejudice the future exercise of such right, power, or privilege.

ARTICLE 9                  NOTICE

9.1 Any notice related to this Agreement shall be made in writing and delivered in person, or by facsimile or post. Any notice shall be deemed to have been delivered at the time of handing over of the notice, if delivered in person; or at the time when the facsimile machine indicates that the facsimile has been sent, if delivered by facsimile; or on the fifth working day (not accounting statutory holidays) if delivered by post. Any notice is effective upon delivery.

9.2      The addresses for notices for both parties hereto are as follow:

Sichuan Mobile Communication Company      Sichuan Communications Service Company
Limited                                   Recipient:
Recipient: Corporate Affairs Department   Correspondence address:
Correspondence address: 19 Qing Yang      Post code:
Zheng Jie                                 Telephone:
Post code: 610072                         Facsimile:
Telephone: 8779 4666
Facsimile: 8779 7778

ARTICLE 10                 APPLICABLE LAWS AND DISPUTE SETTLEMENT

10.1 This Agreement shall be governed by, and interpreted and enforced in accordance with the laws of the PRC.

10.2 Any dispute between the parties relative to the validity, interpretation or performance of this Agreement shall be settled through amicable consultation. Should the parties fail to resolve the dispute within 30 days from the date of the occurrence of the dispute, then both parties agree that such dispute shall be submitted to Chengdu City Arbitration Commission for arbitration in accordance with the then effective arbitration rules of that Commission. The arbitration award shall be final and binding on both parties. Except for the matter of dispute that is submitted for arbitration, all the remaining parts of this Agreement shall remain valid and effective during the arbitration.

ARTICLE 11                 EFFECTIVENESS OF THE AGREEMENT AND MISCELLANEOUS

11.1 This Agreement shall be effective upon due execution by the legal persons or their authorized representatives of both parties and the affixation of their official seals.

11.2 Party B hereby confirms that Party A may convert into a wholly foreign-owned enterprise during the term of this Agreement without the need to seek the consent or confirmation from Party B before or after the conversion, and the rights and liabilities of Party A under this Agreement will not be affected or changed by such conversion of Party
         A. Party B will recognize the legal standing of the wholly foreign-owned enterprise to perform this Agreement.

11.3 Party A may terminate this Agreement if the following conditions are not satisfied. Upon the termination of this Agreement, with the exception of any rights and obligations accrued prior to such termination, the parties shall enjoy no further rights or bear any further obligation in relation to the Agreement or the termination thereof:

         (1) China Mobile (Hong Kong) Limited (hereinafter "CMHK") obtained waivers from the Stock Exchange of Hong Kong Limited (hereinafter the "SEHK") for transactions to be carried out under this Agreement which constitute "connected transactions" in accordance with the Listing Rules of the SEHK; and

         (2) the independent shareholders of CMHK, who are determined not to be "connected parties" in accordance with the Listing Rules of the SEHK, approve the relevant transactions.

11.4 The various appendices to this Agreement are constituent parts of this Agreement, and have equal effect as the main text of this Agreement. In the event of any discrepancy between the provisions of this Agreement's appendices and those of the main text of this Agreement, the former shall prevail.

11.5 Following discussion and agreement by both parties, this Agreement and its appendices may be amended or supplemented by both parties, and any amendment or supplement shall take effect after execution by the legal persons or their authorized representatives of both parties and after the affixation of the official seals.

11.6 This Agreement is severable. If any provision of this Agreement or its appendices are determined to be unlawful or unenforceable, the validity and enforcement of other provisions shall not be affected.

11.7 This Agreement is written in Chinese and executed in four (4) original counterparts, two of which shall be retained by each party. Each original counterpart has equal legal validity.

Sichuan Mobile Communication Company Limited

/s/ LI Hua
-------------------------------
Legal Representative or his/her
Authorized Representative

Sichuan Communications Service Company

/s/ FENG Siyi
-------------------------------
Legal Representative or his/her
Authorized Representative

Appendices

APPENDIX I

            THE PLANNING AND DESIGN OF TELECOMMUNICATIONS FACILITIES

1.       BASIC PRINCIPLES

1.1 Party B agrees to provide planning and design and other relevant services for the telecommunications engineering projects of Party A (including new construction works and extension works) under the terms and conditions of this Agreement, including, but not limited to, project specific research, compilation of project proposals, feasibility study report and engineering design documentation.

1.2 Both parties shall, in accordance with the relevant laws, regulations and the procedures specified by the regulatory authorities of the industry, separately execute specific services agreement(s) in relation to the concrete project, whereby such agreements will be incorporated into this agreement as appendices. In the specific services agreements, both parties shall specifically agree on the work title, location, size, and the estimated amount of investment of the work, and other matters.

1.3 Under the specific services agreement(s) executed according to the preceding section 1.2, the provision of, and the payment of relevant charges for, the concrete services shall be performed in accordance with the basic principles and relevant conditions stipulated in this Agreement.

2.       STANDARD AND PAYMENT OF DESIGN FEES

2.1 The basis for the pricing of the design fees and the pricing standard shall be determined in accordance with the provisions of the following documents: (1) Circular in relation to the Promulgation of the Administrative Provisions on Works Survey Design Fees, (JiJiaGe [2002] No. 10), by the State Development and Planning Commission and the Ministry of Construction; (2) Interim Provisions on Consultation Fees in Early Stage of Construction Project, (JiJiaGe [1999] No. 1283), printed and issued by the State Development and Planning Commission on September 10, 1999. If the above documents are superceded by other government documents, both parties shall use the newly issued government documents as the basis for pricing.

2.2 Party A shall pay Party B a deposit equivalent to 10% of the estimated design fees within 7 working days after the specific services agreement(s) take effect. The deposit will be used as the design fees after the performance of the Agreement. If Party A fails to perform the specific services agreement(s), then Party A has not right to demand the return of the deposit. If Party B fails to perform the specific services agreement(s), Party B shall return twice the amount of the deposit.

2.3 Depending on the provision of the specific services agreement(s), design fees may be paid in installments according to the stages of progress of the submission of the design documents, or may be paid in a lump sum upon final submission of the works.

2.4 The actual design fees shall be verified and confirmed against the estimation cost of the preliminary design, with a refund for over payment or an additional payment for any deficiency, as the case may be.

3.       RESPONSIBILITIES OF BOTH PARTIES

3.1      Party A's responsibilities

         (1) Party A shall be responsible for timely providing Party B with basic information and documents, which are complete and accurate. Party A may not require Party B to design in violation of the relevant national standards.

         (2) If Party A is late in providing the abovementioned information and documents and such a delay is not more than 15 working days, the delivery date of design documents by Party B shall be extended by the same number of days accordingly; if the delay in submission of the information and documents by Party A exceeds 15 working days, Party B has the right to reset the delivery date of the design documents.

         (3) If the design is reworked by Party B due to Party A's changing the assigned design project, or the size or the conditions of the project, or due to errors in the submitted information or subsequent material change to the submitted information, Party A shall compensate Party B with the rework expenses based on the actual work expended by Party B, unless the relevant provisions have been revised and confirmed afresh after the consultation and execution of supplementary agreement(s).

         (4) Party A may terminate or cancel the agreement during the term of this Agreement, and if Party B has not yet commenced the design work, the deposit will not be refunded; if Party B has commenced the design work, and if less than half of the quantities for that phase is completed, then half of design charge payable at that phase shall be paid; and if more than half of the quantities for that phase is completed, then full design charge payable at that phase shall be paid. Party B shall hand over the completed work results (design documents) to Party A in the circumstances where the Agreement is terminated or cancelled under this section.

         (5) Party A's request of early delivery of design documents ahead of schedule shall be subject to Party B's consent, and shall not substantially deviate from reasonable design cycles. Party A shall pay extra charge for such early delivery.

         (6) For employees that Party B sends to station in Party A's site, Party A shall provide them with convenient conditions on working, living and moving about and also with necessary labor protection equipment.

3.2      Party B's responsibilities

         (1) Party B shall design in accordance with the relevant regulations and technical specifications and standards agreed upon in the specific services agreement(s). Party B shall deliver design documents to Party A in accordance with the contents, timing and number of copies as stipulated in the specific services agreement(s), and Party B shall be responsible for the quality of the submitted design documents.

         (2) The design shall accommodate the reasonable anticipated lifespan of use as shall be agreed by the parties.

         (3) Party B is responsible for supplementing or correcting omissions or errors in the design documents. For any losses relating to work quality matters caused by design errors of Party B, apart from the responsibility to take remedial measures, Party B shall not receive payment of the design fees in connection to the part of work incurring such losses, and Party B shall compensate Party A based on the actual extent of losses.

         (4) If delay in delivery of design documents is attributable to Party B, for each day withheld, 0.3% of the design fees shall be deducted from the design fees payable to Party B. For delay exceeding 30 working days, Party A has the right to terminate the specific services agreement(s).

         (5) After delivery of design documents, Party B shall, in accordance with the requirement, undergo design examination and checking by the relevant authority. Party B shall be responsible for making the necessary adjustments and/or additions (based on the conclusion of examination and checking) to the contents that are not beyond the original scope (of work). If the construction commences within one year after the delivery date of the design documents as scheduled under the Agreement, Party B shall have the obligation to inform Party A and the construction team of the design basis, deal with relevant design issues and participate in work completion verification and acceptance. If the construction commences more than one year after the delivery date of the design documents as scheduled under the Agreement, Party B shall be responsible for the abovementioned work and charge Party A for consultation services as appropriate, according to actual quantities of work. Such fees shall be separately agreed upon by both parties.

APPENDIX II

                THE CONSTRUCTION OF TELECOMMUNICATIONS FACILITIES
          (EXCLUSIVE OF TELECOMMUNICATION LINES AND DUCTS CONSTRUCTION)

1.       BASIC PRINCIPLES

1.1 Party B agrees to provide construction services (exclusive of lines and telecommunications ducts construction; same below) for the telecommunications works of Party A (including new construction works and extension works) under the terms and conditions of this Agreement.

1.2 Both parties shall, in accordance with the relevant laws, regulations and the procedures specified by the relevant regulatory authority of the industry, separately execute specific services agreement(s) in relation to the construction project and the number of projects, whereby such agreements will be incorporated into this Agreement as appendices.

1.3 Under the specific services agreement(s) executed according to the preceding section 1.2, the provision of, and the payment of relevant charges for, the concrete services shall be performed in accordance with the basic principles and relevant conditions stipulated in this Agreement.

1.4 Party A shall ensure that the particular construction project commissioned to Party B has obtained approval for project handling and that it timely collects the approval for commencement of work.

2.       STANDARD AND PAYMENT OF CHARGES

2.1 The basis for the pricing of the design fees and the pricing standard shall be performed in accordance with the provisions of the following documents: (1) Budget Quota of Integrated Wiring System for Buildings and Building Clusters and Budget Quota of Installation of Mobile Telecommunications Equipment (amended), (XinBuGui [2000] No. 904), promulgated in September 2000 by the Ministry of Information Industry;
         (2) Estimation, Budget Compilation and Expenses Quota of Telecommunications Construction Works, Budget Quota of Telecommunications Construction Works, First Volume (Telecommunications Equipment Works) (YouBu [1995] No. 626), by the former Ministry of Post and Telecommunications; (3) Type Classification Criteria of Telecommunications Construction Works, (YouBu [1995] No. 945), by the former Ministry of Post and Telecommunications. If the above documents are superceded by other government documents, then both parties shall use the newly issued government documents as the basis for pricing.

2.2 Both parties agree that, based on the service charges stipulated in the abovementioned section 2.1, such service charges are to be paid in the following manner:

         (1) Party A shall pay Party B a sum equivalent to 10% of the total service charges within 7 working days after both parties agree on each particular item of services and sign the specific services agreement(s) under the abovementioned section 1.2.

         (2) Party B shall, in accordance with the specific services agreement(s), regularly provide Party A with a statement on amount of work completed; Party A shall pay Party B a sum equivalent to 70% of the total service charges within 10 working days upon the completion of all works and after examination and verification that there is no error;

         (3) After the completion and verification and acceptance of the works, Party B shall, based on the time limit stipulated under the specific service agreement(s), provide Party A with works settlement documents; within 20 working days upon receipt of the works settlement documents and after undergoing auditing, Party A shall pay Party B the balance of the service charges in accordance with the results of the auditing.

2.3 After the execution of the specific services agreement(s), if the amount of the construction increases or decreases due to a change in the works project's design, then based on the actual amount of work actually provided by Party B, the service charge shall be adjusted in accordance with the pricing principles and criteria stipulated under this Agreement and the specific services agreement(s).

3.       QUALITY ASSURANCE

3.1 Both parties shall jointly study and discuss the construction project before the commencement of the various specific services. Before construction begins, Party B shall organize its staff to learn and get acquainted with the blueprints of the works design, and Party B shall develop construction proposals satisfactory to Party A, finish preparatory work for the commencement of construction, and document the process.

3.2 Party B shall complete particular telecommunications engineering project on scheduled under the specific services agreement(s) according to relevant construction procedures, and ensure that the quality conforms with relevant standards and regulations, secure normal operation of the telecommunications system or equipment, satisfy Party A's reasonable demands, and timely report to Party A on the progress of the relevant works.

3.3 If the service quality of Party B does not conform with the relevant standards and regulations, Party A may, in a reasonable manner and according to circumstances, reduce service charges payable to Party B.

3.4 Party A may regularly or randomly inspect the construction progress of Party B.

4.       EXAMINATION AND VERIFICATION OF CONSTRUCTION COMPLETION, AND
         MAINTENANCE

4.1 Party B shall notify Party A of the verification date by giving a written notice to this effect within [ ] working days before the completion of each particular construction work; if Party A is unable to participate in the examination and verification as scheduled, Party A shall give prior notice to Party B and discuss with Party B to fix another examination and verification date.

4.2 If the completed construction work passes the examination and is accepted, Party B shall hand over the work to Party A within [ ] working days after the date of examination and verification; if Party A is unable to take over the work in time, thereby causing losses to the completed work, then such losses shall be borne by Party A.

4.3 If any rework or repair and remedial work is found to be necessary on any part of the work during the examination and verification of the completed work, both parties shall, on acceptance, determine remedial measures and a time limit. Party B shall complete the remedial work by such a time limit, and then, on completion and after examination and acceptance, it shall be handed over to Party A. Any expenses thus incurred shall be borne by Party B.

4.4 Party B is responsible for maintaining the quality of the work and make repairs for a period of one year after the examination and verification of the completion of work. During the period of the abovementioned warranty, Party B is responsible for repairing any matters that are related to the quality of the work and caused by the construction, and Party B shall bear all the repairing charges. However, Party B shall take no responsibility for any loss caused by the quality defect of the equipment itself.

4.5 Party B shall be responsible for the repair or rework, without compensation, of work the construction quality of which does not conform to requirements. In case of any delay in delivery caused by repair or rework, Party B shall be liable to a delay penalty.

4.6 If Party B fails to complete as scheduled under the specific services agreement(s), then for each day withheld, Party B shall pay Party A a delay penalty at a rate equivalent to 0.3% of the total service charges stipulated under the specific services agreement(s).

APPENDIX III

                 TELECOMMUNICATION LINES AND DUCTS CONSTRUCTION

1.       BASIC PRINCIPLES

1.1 Party B agrees to provide construction services concerning telecommunication lines and pipelines to Party A in accordance with the terms and conditions under this Agreement.

1.2 Both parties shall separately sign services agreements as appendices to this Agreement concerning the particular construction project according to the relevant laws, regulations and the procedure provisions of the relevant government authorities. The title of the project, starting and completing time, number and length of pipelines, term of project and others shall be specified in such services agreement(s).

1.3 Under the specific services agreement(s) executed according to the preceding section 1.2, the provision of, and the payment of relevant charges for, the particular services shall be performed in accordance with the basic principles and relevant conditions stipulated in this Agreement.

2.       STANDARD AND PAYMENT OF CHARGES

2.1 The basis for the pricing of the construction fees of telecommunication lines and pipelines and the pricing standard shall be performed in accordance with the provisions of the following documents: (1) Machinery Quota of Telecommunication construction Project, Summary Budget and Supplemental Quota of Telecommunication Construction Projects, promulgated by the Ministry of Information Industry in December 2001; (2) the Estimation, Budget Compilation and Expenses Quota of Telecommunications Construction Works, Telecommunications Construction Works in relation to issuing the notice on Estimation, Budget Compilation and Expenses Quota of Telecommunications Construction Works and Other Standards, Second Volume (Telecommunications Lines Works) (YouBu [1995] No. 626), by the former Ministry of Post and Telecommunications; (3) Type Classification Criteria of Telecommunications Construction Works, (YouBu [1995] No.
         945), by the former Ministry of Post and Telecommunications. If the above documents are superceded by other government documents, then both parties shall use the newly promulgated government documents as the basis for pricing.

2.2 Both parties agree that, based on the service charges stipulated in the abovementioned section 2.1, such service charges are to be paid in the following manner:

         (1) Party A shall advance a payment equivalent to 10% of the total service charges to Party B within seven (7) working days after both parties has executed the specific services agreement(s). The advance payment shall solely be used on the particular project. Party A shall have the right to require Party B for a refund if Party B uses the payment on any other uses.

         (2) Party A shall regularly make payments in accordance with the construction process after the advance payment has been made. However, Party A is not required to make work progress payments when the paid construction fees have reached 75% of the total service charges.

         (3) After the project has been completed and passed the final audit, within 10 working days upon receipt of the original invoice and settlement form of expenses from Party B, the final payment of the balance indicated in such documents with deduction of warranty fees equivalent to 2% of the total service charges, shall be paid in a lump sum. The agreement of settlement of the warranty fees deducted by Party A shall be reached and stipulated in the specific services agreement(s).

3.       VERIFICATION

3.1 Party A shall arrange for the verification of the particular construction work within five (5) working days upon receipt of the written notice of the completion of such particular construction work from Party B. Such verification of the completion of construction works shall be conducted in accordance with the relevant regulations of the State.

4.       LIABILITY OF PARTY B

4.1 Party B shall complete the relevant telecommunication pipelines construction within the terms of the project as agreed by both parties. A penalty payment equivalent to 0.2% of the total services charges for each day of delay shall be paid by Party B to Party A.

4.2 Within one week upon the execution of the specific services agreement(s) by both parties, Party B shall organize for entry into the construction sites. Before construction begins, construction designs for technologies and structures and shall be compiled, and there shall be measures such as working plans, technology assurance, etc.

4.3 Party B's workload and the relevant compensation expenses shall conform with the requirements of the relevant laws, regulation and responsible authorities of the government, and can be used by Party B as basis for the final settlement only after an authorized representative of Party A has signed and endorsed it.

4.4 The telecommunication pipeline construction conducted by Party B shall conform with the relevant standards required by the laws and regulations and the relevant telecommunications and planning construction authorities of the State. The telecommunication pipeline construction shall be evaluated by the construction quality supervisory department; if the construction quality does not meet the requirements, Party B shall rework on it without any conditions, and the delay in completion due to such reworking shall result in a penalty payment equivalent to 0.2% of the total service charges for each day of delay payable by Party B to Party A. Party B shall bear the liability to maintain each telecommunication pipeline construction during its life. During the duration of warranty, warranty work shall be performed according to the relevant provisions of the State.

4.5 Party B shall finish the compilation of the construction settlement and the information on work completion pursuant to Party A's requirements.

APPENDIX IV

                THE UTILIZATION OF SUPPLIED ASSETS AND MATERIALS

1.       PROPERTY USE AND FUNCTION

1.1 Party B agrees to provide to Party A a number of premises of its own ("Proprietary Property") and premises of a third party with the use right (the "Third Party's Property"), in accordance with the requirements stated by Party A from time to time.

         Among the premises used by Party A when this Agreement is signed, the list of self owned premises of Party B is stated in Schedule 1 to this appendix, while the list of third party's premises is stated in
         Schedule 2 to this appendix.

         Party A may, during the term of this Agreement, demand to increase or decrease the number of the premises in accordance with Party A's operational needs, and Party B shall satisfy such requirements as practicable as possible.

1.2 Party A shall use the premises as mentioned in section 1.1 for such legal purposes as offices, retail outlets, and for operation.

2.       LEASING FEE AND ITS PAYMENT

2.1 For uses of Party B's abovementioned Proprietary Property by Party A, Party A shall pay a leasing fee according to market rental value (real estate management fee included). Specific leasing fees stipulated in accordance with such principles are stated in the Schedule 1 to this appendix.

2.2 For uses of the abovementioned Third Party's Property by Party A, Party A shall only need to pay such leasing fee as was actually paid by Party B to the third party (such royalty is subject to Party A's prior review and confirmation) as well as taxes and levies stipulated by the government. Party B shall not demand any other charges from Party A.

2.3 Party A shall verify the number of premises by March 15th and September 15th each year and pay the leasing fee for the first half year and the second half year by March 25th and September 25th, respectively, of the current year.

2.4 For arrears in royalty payment by Party A, an overdue penalty equivalent to 0.03% of the arrears shall be paid by Party A to Party B for each day of arrears.

2.5 Party B shall be liable for all taxes related to the Party B's Proprietary Property that is used by Party A.

3.       REPRESENTATIONS AND WARRANTIES

3.1 Party B warrants that it has the right to provide the abovementioned Proprietary Property and Third Party's Property for Party A's use. If the property right and /or use right vested in the abovementioned property are challenged and, for any reason and in any circumstances, thereby causing Party A's rights of use under this appendix to be incapable of being realized or suffer other losses, then Party B agrees to bear responsibility and compensate Party A for all the direct monetary losses caused to Party A.

3.2 Party A warrants that Party A will compensate Party B for all the direct monetary losses incurred by Party B arising from any damage to or loss of the abovementioned properties caused by Party A.